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                                                                     EXHIBIT 5.1

                            KELLEY DRYE & WARREN LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                           Stamford, Connecticut 06901
                                 (203) 324-1400



                                December 22, 1999

Board of Directors
Netrix Corporation
13595 Dulles Technology Drive
Herndon, VA 20171

Ladies and Gentlemen:

            We have acted as special counsel to Netrix Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,825,000 shares (the "Shares") of the Company's common stock, par value $.05 per share, issuable pursuant to the Company's 1999 Long-Term Incentive Plan, 1991 Restated Stock Option Plan, 1988 Nonqualified Stock Option Plan and Restated Employee Stock Award Plan (the
"Plans"). In connection therewith, the Company will file a Registration Statement on Form S-8 (File No. 333-__________) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). As such special counsel, you have requested our opinion as to matters described herein relating to the issuance of the Shares.

            In connection with the delivery of the within opinion we have examined: the Plans; the Company's Certificate of Incorporation, as amended, as in effect on the date hereof; the Company's By-Laws as in effect on the date hereof; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of the Registration Statement, and all documents incorporated by reference therein and exhibits thereto, in the form filed or to be filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion. In the course of such examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

            Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in the Registration Statement, as of the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under

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Section 7 of the Act or the rules and regulations of the Commission  promulgated thereunder.

                                             Very truly yours,

                                          KELLEY DRYE & WARREN LLP



                                          By: /s/ Jay R. Schifferli
                                             __________________________
                                                      A Partner